February 17, 2012

Roberta Riccelli is lending Innovative Designs, Inc the amount of $8,000 Dollars, for a period of 120 days, at an interest rate of 10%. Repayment of $8,800 interest included will be made by June 17, 2012.

/s/ Roberta Riccelli
Roberta Riccelli

/s/ Joseph Riccelli
Joseph Riccelli

/s/ Gregory P. Domian
(Witness)